UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2023

GBT TECHNOLOGIES INC.

(Exact name of small business issuer as specified in its charter)

Nevada	000-54530	27-0603137
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

8557 N West Knoll Dr. West Hollywood CA 90069

(Address of principal executive offices) (Zip code)

Registrant’s telephone number including area code: 888-685-7336

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: Not applicable.

Title of each class	Trading Symbol	Name of each exchange on which registered
Not applicable.

Item 1.01 Entry Into a Material Definitive Agreement

On August 8, 2023, Bannix Acquisition Corp. (“Bannix”) entered into a Patent Purchase Agreement (“PPA”) with GBT Tokenize Corp. (“Tokenize”), which is 50% owned by GBT Technologies Inc. (“GBT”), where GBT provided its consent, to acquire the entire right, title, and interest to intellectual property including patents and patent applications providing a machine learning driven technology that controls radio wave transmissions, analyzes their reflections data, and constructs 2D/3D images of stationary and moving objects.

The closing date of the PPA will be immediately following the closing of the acquisition of EVIE Autonomous Group Ltd. (“EVIE”) by Bannix. The purchase price to be received by Tokenize is set at 5% of the consideration that Bannix is paying to the shareholders of EVIE. The Business Combination Agreement sets the consideration to be paid by Bannix to the shareholders of EVIE at $850 million and, in turn, the consideration in the PPA to be paid to Tokenize is $42.5 million. If the final purchase price is less than $30 million, Tokenize has the option to cancel the PPA. In accordance therewith, Bannix agrees to pay, issue and deliver to Tokenize, $42.5 million in Series A Preferred Stock to Tokenize, which such terms will be more fully set forth in the Series A Preferred Stock Certificate of Designation to be filed with the Secretary of State of the State of prior to the closing date. The Series A Preferred Stock will have stated value of face value of $1,000 per share and is convertible, at the option of Tokenize, into shares of common stock of Bannix at 5% discount to the VWAP during the 20 trading days prior to conversion, and in any event not less than $1.00. The Series A Preferred Stock will not have voting rights and will be entitled to dividends only in the event of liquidation. The Series A Preferred Stock will have a 4.99% beneficial ownership limitation.

Series A Preferred Stock and the shares of common stock issuable upon conversion of the Series A Preferred Stock (the “Conversion Shares”) shall be subject to a lock-up beginning on the closing date and ending on the earliest of (i) the six (6) months after such date, (ii) a change in control, or (iii) written consent of Bannix (the “Seller Lockup Period”)

On December 18, 2023, Bannix and Tokenize entered into Amendment No. 1 to the PPA. Per the amendment, Bannix and Tokenize agreed that the shares of common stock to be issued upon conversion of the Series A Preferred Stock will not exceed 19.99% of the aggregate number of shares of common stock issued and outstanding as of the closing of Bannix’s acquisition of EVIE (such maximum number of shares, the “Exchange Cap”) unless Bannix’s stockholders have approved the issuance of shares of common stock upon conversion of the Series A Preferred Stock pursuant to the PPA in excess of the Exchange Cap in accordance with the applicable rules of the market or exchange on which Bannix’s shares of common stock trade.

The foregoing description of the terms of the above transactions do not purport to be complete and are qualified in their entirety by reference to the provisions of such agreements, the forms of which are filed as exhibits to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed with this Form 8-K:

Exhibit Number	Description
10.1	Amendment No. 1 to Patent Purchase Agreement dated August 8, 2023 between GBT Tokenize Corp. and Bannix Acquisition Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GBT TECHNOLOGIES INC.	GBT TECHNOLOGIES INC.

	By:	/s/ Mansour Khatib
	Name:	Mansour Khatib
	Title:	Chief Executive Officer

Date: December 19, 2023